Exhibit 99.1

Sundance Energy Inc. Reports First Quarter 2020
Financial and Operating Results

DENVER, JUNE 26, 2020 – Sundance Energy Inc. (NASDAQ: SNDE) (“Sundance” or the “Company”) today reported operational and financial results for the first quarter of 2020.

Key First Quarter 2020 Highlights

•	Produced 10,884 barrels of oil equivalent per day (“Boepd”), or 990,485 barrels of oil equivalent (“Boe”) (65% oil by volume) for first quarter 2020, representing a ~10.5% year over year decrease as compared to first quarter 2019
•	Average operating costs for first quarter of 2020 were $19.52 per Boe and cash operating costs[1] were $19.20 per Boe, both relatively flat as compared to first quarter 2019 costs. This was primarily driven by a significant decrease in Lease Operating Expense (“LOE”) per Boe being offset by increases to Gathering, Processing and Transportation (“GP&T”) and general and administrative (“G&A”) costs per Boe
•	Generated net income of $60.2 million during first quarter 2020, as compared to a net loss of $37.2 million in the first quarter of 2019[2]
•	Generated adjusted EBITDAX[3] of $20.0 million for first quarter 2020, as compared adjusted EBITDAX of $30.8 million in the first quarter of 2019
•	As of the date of this release, the Company has released its drilling rig and paused all completions activity. The Company has additionally put in place significant operating, capital and corporate costs savings initiatives which are expected to beneficially impact second quarter cash flow

Eric McCrady, Sundance’s Chief Executive Officer, stated, “Our operational focus in 2020 is to continue our track record of driving costs from the system by unlocking operational and capital efficiencies through best practices and application of further automation and data analysis. In March 2020, we made significant field operating changes and renegotiated pricing with a number of our vendors due to the material drop in market oil prices. We expect to begin realizing most of these new costs savings in the second quarter of 2020. From a corporate cost perspective, we have also taken necessary action to cut G&A beginning in the second quarter including reductions in headcount, partial furloughs, and significant compensation reductions for management and the board of directors. Our goal for 2020 remains to manage the business with the ultimate target of generating free cash flow and deleveraging the balance sheet, and we will take all prudent steps necessary to achieve that goal. We believe that executing these strategies will leave Sundance very well positioned to weather the storm.”

1 Cash Operating Costs is a non-GAAP measure. Please see appendix for reconciliation to Operating Costs which comprises GAAP measures.

2 Prior to the Company’s redomiciliation to the United States in November 2019, its financials were reported in accordance with International Financial Reporting Standards (“IFRS”). Following the Redomiciliation, the Company converted its historical financial statements to accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, financial statements, including comparative historical amounts, are presented in accordance with GAAP.

3Adjusted EBITDAX is a non-GAAP measure defined as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, gain/(loss) on sale of non-current assets, exploration expense, share-based compensation, gains and losses on commodity hedging, net of settlements of commodity hedging and certain other non-cash or non-recurring income/expense items. See Appendix for reconciliation to net income which is a GAAP measure.

First Quarter 2020 Operational Update

Prior to the Company’s redomiciliation to the United States in November 2019, its financials were reported in accordance with International Financial Reporting Standards (“IFRS”). Following the Redomiciliation, the Company converted its historical financial statements to accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, financial statements and figures, including comparative historical amounts, are presented in accordance with GAAP

During the first quarter of 2020, the Company completed and began flowing back its two gross (two net) well Washburn Ranch pad in La Salle County. These wells were drilled in the fourth quarter of 2019 and held as drilled but uncompleted wells at year-end. The pad represents the Company’s first development activity to date in La Salle County, as well as the Company’s transition to a “slowback” choke regime under which wells are brought online under restricted chokes for extended durations to delay initial production volumes in favor of preserving wellbore pressure for a longer period of time and potentially benefiting from higher future crude prices.

During the first quarter of 2020 the Company also drilled a four gross (four net) well Harlan Bethune pad in Live Oak County and began drilling a two well Bracken pad in McMullen County. The Company held the Harlan Bethune pad as drilled but uncompleted (“DUC”) wells until it renegotiated lower completion pricing under its service agreements more appropriate to the reduced commodity price environment. The Company ultimately completed the Harlan Bethune pad in April and the wells were placed on production in early June under a restricted choke. The Company finished drilling the two well Bracken pad during the early second quarter and then released its drilling rig. These Bracken wells will be held as DUC wells until commodity prices warrant completing them. The Company has no additional drilling plans at this time.

As previously disclosed, beginning in the fourth quarter of 2018 the Company began to experience capacity constraints related to a third party owned and operated CGP-41 gas processing plant. In response, the Company and its midstream partner commenced a project to increase gas processing capacity from 18 mmcfpd to 28 mmcfpd. The first phase of the facility expansion was completed in May 2019 through the installation of two additional compressors at the processing plant. In late January 2020, Sundance and its midstream partner completed an additional expansion project to ensure capacity for future development which consisted of the installation of an additional compressor station outside the fence line of the gas processing plant. Similar to the initial expansion, the Company’s midstream partner will fund this and future capital projects up to $10 million in cumulative capital costs. The Company anticipates that this expansion will accommodate any future planned production growth from the Live Oak and Atascosa Counties assets.

First Quarter 2020 Financial Results

Total net production in the first quarter of 2020 decreased approximately 10.5% from the first quarter of 2019 to 990.5 Mboe, or 10,884 Boepd (approximately 65% oil, approximately 20% gas and approximately 15% natural gas liquids by volume). This decrease is largely attributable to timing of new production from the Company’s reduced development program, as only two net wells were brought online in the fourth quarter of 2019 and two net wells were brought online in the first quarter of 2020.

Realized pricing for the first quarter excluding the impact of hedging was $44.00 per barrel of crude oil, $1.82 per mmbtu of natural gas, and $12.37 per barrel of NGLs. The realized crude price represents a $1.34 per barrel discount to average WTI pricing of $45.34 for the quarter. Average realized price per barrel of oil for the period including hedges was $53.44. Average realized pricing per Boe for the period excluding the impact of hedges was $32.65 and $39.58 including the impact of realized hedges, as compared to $43.12 and $46.50 respectively in first quarter 2019. This decrease was driven by significantly reduced pricing for all three hydrocarbon streams.

Total revenue for the first quarter of 2020 was $32.3 million compared to $47.7 million for the same period in 2019. Net income for the first quarter of 2020 was $60.2 million, which included the impact of a $95.9 million gain related to commodity hedging including an unrealized hedge gain of $89.0 million. This compares to a net loss of $37.2 million in the first quarter of 2019. Adjusted EBITDAX4 for the first quarter of 2020 was $20.0 million. In the first quarter of 2019, Adjusted EBITDAX3 was $30.8 million.

Total operating costs for the first quarter of $19.52 per Boe were slightly higher as compared to first quarter 2019 operating costs of $19.31 per Boe. Total cash operating costs5 for the quarter of $19.20 per Boe were also slightly higher as compared to first quarter 2019 costs of $18.71 per Boe. LOE declined approximately 15% on a per unit basis as compared to the same period during the prior year as a result of several cost savings initiatives implemented during 2019 focused on labor, automating measurements through supervisory control and data acquisition (“SCADA”) and compression. These savings were more than offset by higher G&A costs, higher GP&T costs, and lower overall sales volumes as compared to the prior year period. GP&T fees are primarily incurred on the properties acquired from Pioneer Natural Resources USA, Inc. in 2018, as such our development activities over the past year drove both higher sales volumes and higher total GP&T fees from those assets. G&A expenses increased as compared to prior year primarily due to elevated legal expenses and higher insurance costs as a result of being a U.S. domiciled company. As previously disclosed, the Company has put in place significant G&A rationalizations which are expected to result in savings beginning in the second quarter of 2020.

4 Adjusted EBITDAX is a non-GAAP measure. See Appendix for reconciliation to net income which is a GAAP measure.

5 Cash operating costs is a non-GAAP measure. See Appendix for reconciliation to operating costs which comprises GAAP measures.

The unaudited table below presents certain per Boe cost and margin metrics that compare results of the corresponding quarterly and annual reporting periods:

UNIT COST ANALYSIS	Three Months Ended March 31,
Unaudited	2020	2019	Change
Revenue/Boe (Inclusive of Hedging)	$39.58	$46.50	(15)%
Lease operating expense/Boe	(6.76)	(7.84)	(14)%
Workover expense/Boe	(1.48)	(1.31)	13%
Gathering, processing & transportation/Boe	(3.65)	(2.55)	43%
Production taxes/Boe	(2.03)	(2.83)	(28)%
Cash G&A/Boe(1)	(5.28)	(4.18)	26%
Net EBITDAX Margin per Boe	$20.38	$27.79	(27)%

Adjusted EBITDAX(2)	$20,008	$30,781	(35)%
Adjusted EBITDAX Margin (3)	51%	60%	-

Net Income (Loss)	$60,242	$(37,209)	-
Net Income (Loss) Margin(4)	154%	(72)%	-

GAAP Operating costs per Boe	$(19.52)	$(19.31)	1%
Cash operating costs per Boe(5)	$(19.20)	$(18.71)	3%

    (1) G&A per BOE was $5.60 and $4.78 for the three months ended March 31, 2020 and 2019, respectively. Cash G&A, a non-GAAP measure represents general and administrative expenses (non transaction-related) incurred less equity-settled share based compensation expense, which totaled $0.1 million and $0.1 million for the three months ended March 31, 2020 and 2019, respectively.

   (2) See reconciliation of net income (loss) to Adjusted EBITDAX included at end of release.

    (3) Adjusted EBITDAX margin represents Adjusted EBITDAX as a percentage of revenue, inclusive of commodity derivative settlements, during the period.

    (4) Net income (loss) margin represents net income (loss) as a percentage of revenue, inclusive of commodity derivative settlements, during the period.

    (5) Cash operating costs is a Non-GAAP measure comprising lease operating expense (including workover expense), gathering, processing and transportation expense, production taxes and G&A, excluding stock-based compensation and redomiciliation and transaction related expenses.

Balance Sheet and Liquidity

At March 31, 2020, Sundance held $1.2 million of cash on the balance sheet. On January 14, 2020, Sundance announced an increase to its senior secured Revolving Credit Facility (“Revolver”) from $170.0 million to a $210.0 million borrowing base with a $190.0 million elected commitment. Subsequently on June 25, 2020, Sundance announced a decrease to the same Revolver to a $170.0 million borrowing base and elected commitment. Currently, $115.0 million is outstanding on this facility. Including the impact of $16.4 million of letters of credit outstanding, as of the date of this release, Sundance had $39.8 million of available liquidity in the form of cash and availability under its borrowing base.

Capital Spending

Total capital expenditures for the first quarter were $22.7 million, of which $19.4 million was for drilling and completion activities.

Hedge Overview

Sundance’s current crude oil hedge position represents 7,962 Bopd with a weighted average floor price of $53.82 for 2020 and 7,430 Bopd with a weighted average floor price of $48.91 for 2021.

The table below provides a summary of the Company’s current oil and natural gas hedge positions as of the date of this report and excludes any contracts which rolled off during the first five months of 2020:

	Total Oil Derivative Contracts			Gas Derivative Contracts
	Weighted Average			Weighted Average
Year	Units (Bbls)	Floor	Ceiling	Units (Mcf)	Floor	Ceiling
2020	1,696,000	53.82	56.17	806,000	2.66	2.68
2021	2,712,000	48.91	51.34	1,890,000	2.66	2.66
2022	528,000	45.68	60.83	1,080,000	2.69	2.69
2023	160,000	40.00	63.10	240,000	2.64	2.64
Total	5,096,000	$49.93	$54.30	4,016,000	$2.67	$2.67

2020 Capital Program and Guidance

Sundance’s near-term strategic goal is to generate free cash flow in 2020. Given the elevated volatility and depressed commodity pricing of the current market, the Company has responded to market conditions to protect its balance sheet, retain liquidity, and preserve inventory and will continue to operate accordingly. As a result, the Company has reduced its capital program and anticipates spending $40-45 million for full year 2020. The Company is currently not engaged in any drilling activity and has released its drilling rig. Additionally, the Company is not currently engaged in completing any wells.

As of March 31, 2020, the Company was in compliance with all financial and other covenants under its Second Lien Term Loan (“Term Loan”) and Revolver. Under the Company’s Term Loan, the Company must maintain an Asset Coverage Ratio, defined as Total Proved PV9% to Total Debt (as defined in the Term Loan agreement) of not less than 1.50 to 1.0. The value of the Company’s oil and gas reserves, including Total Proved Reserves, is highly sensitive to future commodity prices, and as a result of the decline in prices since year-end there is some uncertainty regarding our ability to maintain that covenant through the 12 months following the date of this report. The Company has responded to the commodity price decrease by renegotiating prices with a number of our vendors and have agreements in place for reduced costs from a number of service providers, all of which serves to materially reduce our cost structure relative to the assumptions in the year end reserve report. The Company additionally has in place significant price protection through its existing commodity hedge book. This hedge book combined with cost reductions are expected to reduce the impact of recent commodity price declines.

As previously disclosed, the Company received waivers from its Revolver and Term Loan lenders related to events of default arising from the inclusion of a going concern explanatory paragraph included in the audit report for the year ended December 31, 2019 and other related defaults. As part of those waivers, the Company agreed to amend certain covenants in both loan documents.

On June 24, 2020, the Company entered into the fifth amendment to the Revolver. In addition to the borrowing base reduction, the amendment increased the interest rate margin to 2.50% to 3.50%, depending on the level of funds borrowed, and incorporated changes corresponding to the third amendment to the Term Loan described below.

As required by the Term Loan waiver, the Company entered into the third amendment to the Term Loan on June 24, 2020. The third amendment modified the Company’s Term Loan agreement as follows:

•	Increases the applicable interest rate margin from 8% to 10%, of which 2% of the applicable margin is payable-in-kind (“PIK”), effective May 30, 2020;
•	Requires that 50% of excess cash flow (as defined in the amended Term Loan) generated during each quarter, if any, be used to pay down the outstanding balance on its Revolver, with a permanent corresponding reduction in the borrowing base. If the outstanding balance on the Revolver is zero, any required excess cash flow prepayment amounts will be applied to reduce amounts outstanding under the Term Loan;
•	Lowers the anti-cash hoarding limit from $20 million to $10 million;
•	Removes the Asset Coverage Ratio requirement for the period ended March 31, 2020;
•	Limits the Company’s capital expenditures (as defined in the amended Term Loan) for the period from May 1, 2020 to September 30, 2020 to $5 million;
•	Limits the Company’s general and administrative expense (as defined in the amended Term Loan) for the second and third quarters of 2020 to $3 million per quarter; and
•	Requires that the Company negotiates in good faith with the Lenders by September 30, 2020 to reduce the Company’s total debt and leverage and explore transactions to increase the Company’s capital which may include asset sales, public or private issuance of debt or equity, or any combination thereof.

Liquidity Outlook

In considering its liquidity requirements for the remainder of 2020, the Company evaluated its known future commitments and obligations including those discussed above and is considering a variety of potential strategic alternatives to address these obligations. Accordingly, the Company may seek to refinance or otherwise recapitalize its outstanding indebtedness. However, there can be no assurance that any refinancing, or an alternative recapitalization of the Company’s outstanding indebtedness will be possible on acceptable terms, if at all. The Company’s ability to seek additional sources of funding will depend on its future financial position and results of operations, which are subject to general industry conditions and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

First Quarter 2020 Summary Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
Unaudited (US$000s)	2020	2019
Oil, natural gas and NGL revenue	$32,343	$47,740
Lease operating, workover and production tax expense	(10,172)	(13,257)
Gathering, processing and transportation expense	(3,614)	(2,825)
General and administrative expenses - non transaction-related	(5,331)	(4,762)
General and administrative expenses - transaction-related (1)	(219)	(527)
Exploration expense	(149)	(15)
Depreciation, depletion and amortization expense	(24,354)	(21,504)
Impairment expense	-	(3,330)
Interest expense	(12,377)	(9,779)
Gain (loss) on commodity derivative financial instruments (2)	95,863	(33,343)
Other items income (expense), net	(181)	19

Income (loss) before income taxes	71,809	(41,583)

Income tax benefit (expense)	(11,567)	4,374

Net Income (loss)	$60,242	$(37,209)

    (1) Transaction-related costs for the three months ended March 31, 2020 and 2019 included legal and other professional service fees     incurred in connection with the Company’s re-domiciliation from Australia to the United States.

    (2) Included an unrealized gain of $89.0 million and an unrealized loss on commodity derivatives of $37.1 million for the three months     ended March 31, 2020 and 2019, respectively.

CONDENSED CONSOLIDATED BALANCE SHEET

CONDENSED CONSOLIDATED BALANCE SHEETS

(US$'000s)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$1,212	$12,382
Accounts receivable trade and other	25,349	30,575
Derivative financial instruments	60,359	1,215
Other current assets	4,010	3,616
Total current assets	90,930	47,788

Total oil and gas properties, net	741,735	742,947
Operating lease right-of-use assets	13,917	17,331
Derivative financial instruments	28,643	878
Other long-term assets	3,456	4,970
TOTAL ASSETS	$878,681	$813,914

Current liabilities	$64,387	$69,693
Derivative liabilities	3,075	4,394
Operating lease liabilities - current	5,454	7,720
Total current liabilities	72,916	81,807
Long-term liabilities:
Long-term debt	354,210	353,490
Operating lease liabilities - long term	8,464	9,611
Derivative financial instruments	5,024	3,669
Other long-term liabilities	23,896	11,940
Total liabilities	464,510	460,517

Stockholders' Equity:	$414,171	$353,397

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$878,681	$813,914

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
Unaudited (US$000s)	2020	2020
Operating Activities
Net income (loss)	$60,242	$(37,209)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	24,354	21,504
Unrealized (gain) loss on derivative instruments, net	(86,872)	38,820
Impairment expense	-	3,330
Deferred income tax (benefit) expense	11,650	(4,374)
Stock-based compensation	104	135
Changes in assets and liabilities	(3,145)	3,537
Other, net	2,237	767
Net cash provided by operating activities	$8,570	$26,510

Investing Activities
Capital expenditures for proved oil and gas properties	(18,238)	(53,957)
Capital expenditures for unproved oil and gas properties and other	(281)	(190)
Net cash used in investing activities	$(18,519)	$(54,147)

Financing Activities
Proceeds from borrowings	-	30,000
Payments of debt issuance costs	(1,025)	-
Other	(73)	(24)
Net cash (used in) provided by financing activities	$(1,098)	$29,976

Total net change in cash	$(11,047)	$2,339

Cash beginning of year	$12,382	$1,581
FX effect	(123)	3
Cash at end of period	$1,212	$3,923

Appendix

Below are certain reconciliations and explanations of non-GAAP measures utilized in this report.

Reconciliation of GAAP “Net Income” to Non-GAAP “Adjusted EBITDAX”

Adjusted EBITDAX is a non-GAAP financial measure that is used as a supplemental financial measure by the Company and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. It is not intended to be, nor should it be used as, a replacement for GAAP measures such as net income (loss).

GAAP Net Income (Loss) Reconciliation to Adjusted EBITDAX

	Three Months Ended March 31,
Unaudited (US$000s)	2020	2019
Net income (loss)	$60,242	$(37,209)
Add back:
Current and deferred income tax expense (benefit)	11,567	(4,374)
Interest expense	12,377	9,779
(Gain) loss on commodity derivative financial instruments, net	(95,863)	33,343
Settlement of commodity derivatives financial instruments	6,859	3,751
Depreciation, depletion and amortization expense	24,354	21,504
Impairment expense	-	3,330
Exploration expense	149	15
Noncash stock-based compensation expense	104	135
Transaction-related expenses included in G&A expenses	219	527
Other items of income and expense	-	(20)
Adjusted EBITDAX	$20,008	$30,781

Reconciliation of GAAP “General and Administrative Expenses” to Non-GAAP “Adjusted Cash General and Administrative Expenses”

	GAAP G&A to Adjusted G&A
	Three Months Ended March 31,
Unaudited (US$000s)	2020	2019
GAAP G&A	$(5,550)	$(5,289)
Add back:
Noncash stock-based compensation expense	104	135
Transaction & Redomiciliation related expenses	219	527
Adjusted Cash G&A	$(5,227)	$(4,627)

Net Debt

Net debt is a non-GAAP financial measure which we define as total principle amount of long-term debt liabilities less cash and cash equivalents. Net debt is a commonly accepted measurement utilized for the determination of financial leverage. Net debt excludes unamortized discount and debt issuance costs and should not be utilized as a representation of the Company’s actual indebtedness.

	March 31, 2020 (Unaudited)	December 31, 2019 (Audited)
Revolver Outstanding	115,000	115,000
2nd Lien Term Loan	250,000	250,000
Total Debt Outstanding	$365,000	$365,000

Less Cash	(1,212)	(12,382)
Net Debt Outstanding	$363,788	$352,618

About Sundance Energy Inc.

Sundance Energy Inc. is an independent energy exploration and production company located in Denver, Colorado. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford.  A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. These include, but are not limited to, risks or uncertainties associated with our previously completed redomiciliation (including the ability to recognize any benefits therefrom), the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital and general economic and business conditions, including the impact of the outbreak of COVID-19 coronavirus. You are cautioned not to place undue reliance on forward-looking statements contained in this release, which speak only as of the date of this release. Forward-looking statements also are affected by the risk factors described in Sundance’s 10-K filing for the fiscal year ended December 31, 2019, as may be amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:

John Roberts VP Finance & Investor Relations Tel: (720) 638-2400	Eric McCrady Chief Executive Officer Tel: (303) 543-5703